Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

ADEIA INC.

and

XPERI INC.

Dated as of October 1, 2022

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is dated as of October 1, 2022, by and between Adeia Inc. (f/k/a Xperi Holding Corporation), a Delaware corporation (“IP RemainCo”), and Xperi Inc. (f/k/a TiVo Product HoldCo Corporation), a Delaware corporation (“Product SpinCo”). Each of IP RemainCo and Product SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, IP RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the Product Business, and (b) the IP Business;

WHEREAS, the Board has determined that it is appropriate, desirable, and in the best interests of IP RemainCo and its stockholders to separate IP RemainCo into two separate, publicly traded companies, one for each of (a) the Product Business, which shall be owned and conducted, directly or indirectly, by Product SpinCo, and (b) the IP Business, which shall be owned and conducted, directly or indirectly, by IP RemainCo;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable, and in the best interests of IP RemainCo and its stockholders (a) to enter into a series of transactions whereby (i) IP RemainCo and/or one or more members of the IP RemainCo Group will, collectively, own all of the IP Assets, assume (or retain) all of the IP Liabilities, and, except as provided in any Ancillary Agreement, operate the IP Business, and (ii) Product SpinCo and/or one or more members of the Product SpinCo Group will, collectively, own all of the Product Assets, assume (or retain) all of the Product Liabilities and, except as provided in any Ancillary Agreement, operate the Product Business, and (b) for IP RemainCo to distribute to the holders of IP RemainCo Common Stock by way of a pro rata dividend (in each case without consideration being paid by such stockholders) all of the then issued and outstanding shares of Product SpinCo Common Stock (the “Distribution”), in each case upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement by and between IP RemainCo and Product SpinCo, dated as of the date hereof (the “Separation Agreement”);

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable, and in the best interests of IP RemainCo and its stockholders for IP RemainCo to undertake the Internal Reorganization and Business Realignment;

WHEREAS, as of the date hereof, IP RemainCo is the common parent of an affiliated group of corporations (including Product SpinCo) which has elected to file consolidated U.S. federal income tax returns;

WHEREAS, it is the intention of the Parties that the Contribution and the Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code;

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties and their respective Groups of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the preservation of the intended tax treatment of the Contribution and the Distribution and certain transactions effected pursuant to the Internal Reorganization and Business Realignment;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Active Trade or Business” means, (a) with respect to Product SpinCo, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the TiVo Product Business (as defined in the IRS Ruling Request) as conducted immediately prior to the Distribution, or, with respect to another Tax-Free Separation Transaction intended to qualify as tax-free pursuant to Section 355 of the Code or analogous provisions of state or local law, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the relevant member of the Product SpinCo Group immediately prior to such Tax-Free Separation Transaction of the business on which such entity relied for purposes of satisfying the requirements of Section 355(b) of the Code, and (b) with respect to IP RemainCo, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Rovi Guides IP Business (as defined in the IRS Ruling Request) as conducted immediately prior to the Distribution, or, with respect to another Tax-Free Separation Transaction intended to qualify as tax-free pursuant to Section 355 of the Code or analogous provisions of state or local law, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the relevant member of the IP RemainCo Group immediately prior to such Tax-Free Separation Transaction of the business on which such member relied for purposes of satisfying the requirements of Section 355(b) of the Code.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Tax Matters Agreement.

“Board” has the meaning set forth in the Separation Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Capital Stock” means all classes or series of capital stock of a Party or a member of a Party’s Group, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock, and (c) all instruments properly treated as stock in for U.S. federal income tax purposes.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Return” means an IP RemainCo Consolidated Return or a Product SpinCo Consolidated Return, as the case may be.

“Contribution” has the meaning set forth in the Separation Agreement.

“Controlling Party” has the meaning set forth in Section 10.02(a) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 14.01 of this Agreement.

“Distribution” has the meaning set forth in the recitals hereto.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any and all Taxes (a) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution and the Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e), and 361(c) of the Code (or any corresponding provision of the Tax Laws of other jurisdictions), or (c) required to be paid by or imposed on a Party or any of its Affiliates resulting from the failure of any Tax-Free Separation Transaction to qualify for its intended tax treatment as described in the IRS Ruling.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination, and (b) all reasonable out-of-pocket accounting, legal, and other professional fees and court costs incurred in connection with such Distribution Taxes.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Employment Tax” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall have the meaning given to the term “determination” by Section 1313 of the Code with respect to U.S. federal Tax matters and with respect to non-U.S., state, and local Tax matters Final Determination shall mean any final settlement with a relevant Taxing Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired.

“Group” has the meaning set forth in the Separation Agreement.

“Internal Reorganization and Business Realignment” has the meaning set forth in the Separation Agreement.

“IP Assets” has the meaning set forth in the Separation Agreement.

“IP Business” has the meaning set forth in the Separation Agreement.

“IP Liabilities” has the meaning set forth in the Separation Agreement.

“IP RemainCo” has the meaning provided in the first sentence of this Agreement.

“IP RemainCo Common Stock” has the meaning set forth in the Separation Agreement.

“IP RemainCo Consolidated Return” means any U.S. federal consolidated income Tax Return required to be filed by IP RemainCo as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary, or similar income Tax Return required to be filed by IP RemainCo or a member of the IP RemainCo Group as common parent (or analogous concept) under a similar or analogous provision of state, local, or non-U.S. Tax Law.

“IP RemainCo Group” has the meaning set forth in the Separation Agreement.

“IP RemainCo Tainting Act” means (a) any action (or the failure to take any action) within the control of IP RemainCo or any member of the IP RemainCo Group (including entering into any agreement, understanding, or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of IP RemainCo or another member of the IP RemainCo Group that, or (c) any breach by IP RemainCo or any member of the IP RemainCo Group of any representation, warranty, or covenant made by them in this Agreement, the Separation Agreement, any Ancillary Agreement, or any Representation Letter that, in each case, would affect the Tax-Free Status or otherwise cause a Tax-Free Separation Transaction to fail to qualify for its intended tax treatment as described in the IRS Ruling.

“IP RemainCo Taxes” means, without duplication, (a) any Taxes required to be paid by IP RemainCo or a member of the IP RemainCo Group on or after the Distribution Date (including any Taxes imposed due to an adjustment of Taxes due and payable prior to the Distribution Date), (b) any Taxes required to be paid with respect to a Consolidated Return for any Pre-Distribution Period, and (c) any Taxes attributable to an IP RemainCo Tainting Act, in the case of each of clauses (a), (b) and (c), other than Taxes that would not have been incurred but for a Product SpinCo Tainting Act.

“IRS” means the Internal Revenue Service.

“IRS Ruling” means the private letter ruling, dated April 8, 2021, issued by the IRS to IP RemainCo in connection with the Contribution, Distribution, and certain Separation Transactions, and any amendment or supplement to such ruling.

“IRS Ruling Request” means the letter filed by IP RemainCo with the IRS on October 12, 2020, as supplemented through the Distribution Date, requesting a ruling (which was ultimately issued as the IRS Ruling) regarding certain tax consequences of the Contribution, Distribution, and Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Merger” means the combination of TiVo and Xperi under IP RemainCo on June 1, 2020.

“Mid-Term Applicable Federal Rate” means the applicable federal rate as set forth in Section 1274(d) of the Code for obligations with maturities of more than three (3) years but not more than nine (9) years, as published from time to time.

“Non-Controlling Party” has the meaning set forth in Section 10.02(b) of this Agreement.

“Payor” has the meaning set forth in Section 4.01(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 14.03 of this Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

“Product Assets” has the meaning set forth in the Separation Agreement.

“Product Business” has the meaning set forth in the Separation Agreement.

“Product Liabilities” has the meaning set forth in the Separation Agreement.

“Product SpinCo” has the meaning provided in the first sentence of this Agreement.

“Product SpinCo Common Stock” has the meaning set forth in the Separation Agreement.

“Product SpinCo Consolidated Return” means any consolidated, combined, unitary, or similar income Tax Return required to be filed by Product SpinCo or a member of the Product SpinCo Group as common parent (or analogous concept) under a similar or analogous provision of state, local, or non-U.S. Law.

“Product SpinCo Group” has the meaning set forth in the Separation Agreement.

“Product SpinCo Tainting Act” means (a) any action (or the failure to take any action) within its control by Product SpinCo or any member of the Product SpinCo Group (including entering into any agreement, understanding, or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Product SpinCo or another member of the Product SpinCo Group that, or (c) any breach by Product SpinCo or any member of the Product SpinCo Group of any representation, warranty, or covenant made by them in this Agreement, the Separation Agreement, any Ancillary Agreement, or any Representation Letter that, in each case, would affect the Tax-Free Status or otherwise cause a Tax-Free Separation Transaction to fail to qualify for its intended tax treatment as described in the IRS Ruling.

“Product SpinCo Taxes” means, without duplication, (a) any Taxes required to be paid by Product SpinCo or a member of the Product SpinCo Group on or after the Distribution Date (including any Taxes imposed due to an adjustment of Taxes due and payable prior to the Distribution Date), and (b) any Taxes attributable to a Product SpinCo Tainting Act, in the case of each of clauses (a) and (b), other than Taxes that would not have been incurred but for an IP RemainCo Tainting Act.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Product SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which Product SpinCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Product SpinCo and/or one or more holders of outstanding shares of Capital Stock of Product SpinCo, a number of shares of Capital Stock of Product SpinCo that, when combined with any other changes in ownership of Capital Stock of (a) Product SpinCo, (b) TiVo (prior to the Distribution, including in connection with the Merger), (c) IP RemainCo (prior to the Distribution, including in connection with the Merger), or (d) Xperi (prior to the Distribution, including in connection with the Merger), could reasonably be expected to cause the Distribution to be a taxable event to IP RemainCo as a result of the application of Section 355(e) of the Code, in each case taking into account the relevant rulings in the IRS Ruling. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Product SpinCo of a shareholder rights plan or (ii) issuances by Product SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For purposes of this Agreement, this definition shall apply to any relevant member of the Product SpinCo Group other than Product SpinCo mutatis mutandis.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes by any Taxing Authority on the receipt of the refund.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters, and any other materials (including, without limitation, the IRS Ruling Request and any related supplemental submissions to the IRS or other Taxing Authority) delivered or deliverable by IP RemainCo, its Affiliates, or representatives thereof in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Taxing Authority, of the Tax Opinions/Rulings.

“Required Party” has the meaning set forth in Section 4.01(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 9.01 of this Agreement.

“Ruling” means a ruling from the IRS substantially to the effect that, in respect of any action described in Section 7.01(c), such action will not affect (a) the Tax-Free Status, and/or (b) the intended Tax treatment of any applicable Tax-Free Separation Transaction.

“Separation Agreement” has the meaning set forth in the recitals hereto.

“Separation Transactions” means those transactions undertaken by the Parties and their Affiliates pursuant to the Internal Reorganization and Business Realignment.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated, or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Separation Transactions” means those Separation Transactions that are described in the IRS Ruling as qualifying partially or wholly as tax-free for U.S. federal income tax purposes.

“Tax-Free Status” means the qualification of the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e), and 361(c) of the Code, and (c) as a transaction in which IP RemainCo, Product SpinCo, and the shareholders of IP RemainCo recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361, and 1032 of the Code, other than, in the case of IP RemainCo and Product SpinCo, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the formal written opinions of Tax Advisors and/or the rulings by the IRS or other Taxing Authorities deliverable to IP RemainCo in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions, including, for the avoidance of doubt, the IRS Ruling.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (a) Tax Returns, (b) Tax Return workpapers, (c) documentation relating to any Tax Contests, and (d) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“TiVo” means TiVo Corporation, a Delaware corporation, and any successor entity thereto (including, for the avoidance of doubt, TiVo LLC, a Delaware limited liability company).

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Taxing Authority of any Tax Item between or among any member of the IP RemainCo Group and any member of the Product SpinCo Group with respect to any Tax Period ending prior to or including the Distribution Date.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Parties may rely substantially to the effect that a transaction will not (a) affect the Tax-Free Status, and/or (b) cause any Tax-Free Separation Transaction to fail to qualify for the intended tax treatment as described in the IRS Ruling. Any such opinion must assume that the Contribution and the Distribution, taken together, would have qualified for the Tax-Free Status and that other Tax-Free Separation Transactions would have qualified for the intended tax treatment as described in the IRS Ruling.

“Xperi” means Xperi Corporation, a Delaware corporation, and any successor entity thereto.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) IP RemainCo Liability. IP RemainCo shall be liable for, and shall indemnify and hold harmless the Product SpinCo Group from and against (i) any liability for IP RemainCo Taxes, and (ii) any Distribution Tax-Related Losses for which IP RemainCo is responsible pursuant to Section 7.04.

(b) Product SpinCo Liability. Product SpinCo shall be liable for, and shall indemnify and hold harmless the IP RemainCo Group from and against (i) any liability for Product SpinCo Taxes, and (ii) any Distribution Tax-Related Losses for which Product SpinCo is responsible pursuant to Section 7.04.

Section 2.02 Tax Year Ends. IP RemainCo and Product SpinCo shall take all actions necessary or appropriate to close the taxable year of Product SpinCo and each member of the Product SpinGo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Tax Law.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01 General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 3.02 Responsibility for Preparation and Filing. IP RemainCo shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Consolidated Returns required to be filed with respect to or including a Pre-Distribution Period, and shall pay, or cause to be paid, all Taxes shown as due and payable on such Consolidated Returns. Except as set forth in the prior sentence, each Party shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Tax Returns required to be filed by such Party or any member of such Party’s Group under applicable Tax Law, and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns.

Section 3.03 Tax Reporting Practices.

(a) General Rule. With respect to any Tax Return that either Party has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, such Tax Return shall, to the extent consistent with applicable Tax Law, be prepared in accordance with past practices, accounting methods, elections, or conventions, to the extent such Tax Return may reasonably be expected to affect the Tax liability of the other Party or any member of the other Party’s Group.

(b) Reporting of Contribution, Distribution, and Tax-Free Separation Transactions. The Tax treatment reported on any Tax Return of (i) the Contribution and Distribution, taken together, and (ii) each Tax-Free Separation Transaction, shall be consistent with the treatment of such transaction as described in the IRS Ruling.

Section 3.04 Consolidated or Combined Tax Returns.

(a) Product SpinCo will elect and join, and will cause its applicable Affiliates to elect and join, in filing any consolidated, combined, or unitary Tax Returns that IP RemainCo determines in good faith are required to be filed by IP RemainCo under Section 3.02 with Product SpinCo and/or Affiliates of Product SpinCo. With respect to all Product SpinCo Consolidated Returns for the taxable year which includes the Distribution Date, Product SpinCo shall use (or cause to be used) the closing of the books method under Treasury Regulations Section 1.1502-76 (or analogous method under applicable state, local, or non-U.S. Tax Law).

(b) IP RemainCo will elect and join, and will cause its applicable Affiliates to elect and join, in filing any consolidated, combined, or unitary Tax Returns that Product SpinCo determines in good faith are required to be filed by Product SpinCo under Section 3.02 with IP RemainCo and/or Affiliates of IP RemainCo. With respect to all IP RemainCo Consolidated Returns for the taxable year which includes the Distribution Date, IP RemainCo shall use (or cause to be used) the closing of the books method under Treasury Regulations Section 1.1502-76 (or analogous method under applicable state, local, or non-U.S. Tax Law).

Section 3.05 Right to Review Tax Returns.

(a) General. The Responsible Party with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Party’s rights or obligations under this Agreement available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to be liable, (ii) the requesting Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Party shall use reasonable best efforts to (A) make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return, and (B) have such Tax Return modified before filing to address reasonable comments made by the requesting Party, taking into account the Party responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Tax Return is material. The Parties shall use good faith efforts to resolve any issues arising out of the review of any Tax Returns.

(b) Material Tax Returns. For purposes of Section 3.05(a), a Tax Return is “material” if it could reasonably be expected to reflect (i) Tax liability equal to or in excess of $150,000 (ii) a credit or credits equal to or in excess of $150,000, or (iii) a loss or losses equal to or in excess of $600,000, in each case with respect to the requesting party.

Section 3.06 Refunds, Carrybacks, and Amended Tax Returns.

(a) Refunds. IP RemainCo shall be entitled to any Refund of Taxes for which IP RemainCo is liable hereunder, Product SpinCo shall be entitled to any Refund of Taxes for which Product SpinCo is liable hereunder, and a Party receiving a Refund to which the other Party is entitled hereunder shall pay over such Refund (net of any reasonable expenses incurred by the receiving Party in connection with the receipt of such Refund) to such other Party within twenty (20) Business Days after such refund is received. Each Party shall cooperate in good faith with any reasonable request to pursue any Refund to which either Party may be entitled under this Section 3.06(a).

(b) Carrybacks.

(i) Each Party shall be permitted (but not required) to carry back (or to cause its Affiliates to carry back) a Tax Attribute realized in a Post-Distribution Period to a Pre-Distribution Period only if such carryback cannot reasonably result in the other Party (or its Affiliates) being liable for additional Taxes. If a carryback could reasonably result in the other Party (or its Affiliates) being liable for additional Taxes, such carryback shall be permitted only if such other Party consents in writing to such carryback.

(ii) Notwithstanding anything to the contrary in this Agreement, (A) any Party that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim, and (B) no Party shall be required to file, or cause to be filed, any Tax Return, including an amended Tax Return, affecting the carry back of a Tax Attribute realized in a Post-Distribution Period to a Pre-Distribution Period.

(iii) A Party shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Party pursuant to the provisions set forth in this Section 3.06(b).

(c) Amended Tax Returns.

(i) Product SpinCo shall not file (or permit to be filed) any amended Tax Return for a member of the Product SpinCo Group that relates to a Pre-Distribution Period or any Tax Return that IP RemainCo has reviewed in connection with its rights under Section 3.05 without the prior written consent (not to be unreasonably withheld, conditioned, or delayed) of IP RemainCo.

(ii) IP RemainCo shall not file (or permit to be filed) any amended Tax Return that Product SpinCo has reviewed in connection with its rights under Section 3.05 without the prior written consent (not to be unreasonably withheld, conditioned, or delayed) of Product SpinCo.

Section 3.07 Apportionment of Tax Attributes.

(a) IP RemainCo shall use its best efforts, within ninety (90) Business Days following the close of the year of the Distribution, to advise Product SpinCo in writing of the proposed amount, if any, of any Tax Attributes that IP RemainCo reasonably determines shall be allocated or apportioned to the Product SpinCo Group under applicable Tax Law. Product SpinCo shall have sixty (60) Business Days to review and provide to IP RemainCo written comments on such allocation and apportionment after receipt thereof from IP RemainCo. The Tax departments of IP RemainCo and Product SpinCo shall negotiate in good faith to resolve any disagreements in respect of the allocation and apportionment within thirty (30) Business Days after IP RemainCo’s receipt of any such written comments from Product SpinCo. If any such disagreements cannot be resolved within such thirty (30) Business Day period, then such disagreements shall be resolved in accordance with the provisions of Section 14. If Product SpinCo does not submit written comments to IP RemainCo within Product SpinCo’s sixty (60) Business Day review and comment period described above, the allocation and apportionment of Tax Attributes as determined by IP RemainCo and delivered to Product SpinCo pursuant to the first sentence of this Section 3.07 shall be deemed final, and Product SpinCo agrees that it shall not dispute such allocation and apportionment. Notwithstanding anything to the contrary contained herein, IP RemainCo shall bear no liability to Product SpinCo for determinations made by IP RemainCo pursuant to this Section 3.07(a) if any such determination shall be found or asserted to be inaccurate.

(b) In the event there is an adjustment to any Tax Attributes reflected on a Tax Return relating to a Pre-Distribution Period that affects the apportionment or allocation of Tax Attributes as finally determined under Section 3.07(a), the Party whose Group made such adjustment (or is party to a Tax Contest resulting in such adjustment) shall promptly notify the other Party of such adjustment, and the allocation and apportionment of Tax Attributes as finally determined under Section 3.07(a) shall be updated to take into account such adjustment.

(c) IP RemainCo shall, and shall cause all members of the IP RemainCo Group to, and Product SpinCo shall, and shall cause all members of the Product SpinCo Group to, prepare and file all Tax Returns in accordance with the allocation and apportionment of Tax Attributes as finally determined under Section 3.07(a), and adjusted (if applicable) under Section 3.07(b), unless otherwise required pursuant to a Final Determination.

Section 4. Indemnification Payments.

Section 4.01 Indemnification Payments.

(a) If any Party (the “Payor”) or any Affiliate of the Payor is required under applicable Tax Law to pay to a Taxing Authority a Tax that the other Party (the “Required Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Party disputes the amount it is liable for under this Agreement within the thirty (30) day period described in the preceding sentence, the Required Party shall reimburse the Payor within sixty (60) Business Days of delivery by the Payor of the notice described above. To the extent the Required Party does not agree with the amount the Payor claims the Required Party is liable for under this Agreement, the dispute shall be resolved in accordance with Section 14.

(b) Any Tax indemnity payment required to be made by the Required Party pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Party by the other Party pursuant to Section 5. For the avoidance of doubt, a Tax Benefit realized is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c) All indemnification payments under this Agreement shall be made by IP RemainCo directly to Product SpinCo and by Product SpinCo directly to IP RemainCo; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the IP RemainCo Group, on the one hand, may make such indemnification payment to any member of the Product SpinCo Group, on the other hand, and vice versa. Notwithstanding the prior sentence, all indemnification payments shall be treated in the manner described in Section 13.

Section 5. Tax Benefits.

Section 5.01 Realized Tax Benefits. If a member of the Product SpinCo Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the IP RemainCo Group is liable hereunder or under the Employee Matters Agreement, or if a member of the IP RemainCo Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Product SpinCo Group is liable hereunder or under the Employee Matters Agreement, Product SpinCo or IP RemainCo, as the case may be, shall make a payment to the other Party within one hundred twenty (120) Business Days following such realization of the Tax Benefit, in an amount equal to such Tax Benefit. For the avoidance of doubt, if such Tax Benefit results in the reduction of an indemnity payment pursuant to Section 4.01(b), no payment shall be required under this Section 5 to the extent the Required Party reduced its Tax indemnity payment under Section 4.01(b).

Section 5.02 Tax Benefit Payments. No later than ninety (90) Business Days after a Tax Benefit described in Section 5.01 is realized by a member of the IP RemainCo Group or a member of the Product SpinCo Group, IP RemainCo (if a member of the IP RemainCo Group realizes such Tax Benefit) or Product SpinCo (if a member of the Product SpinCo Group realizes such Tax Benefit) shall provide the other Party with notice of the amount payable to such other Party by IP RemainCo or Product SpinCo pursuant to this Section 5, together with a written calculation supporting such amount. In the event that IP RemainCo or Product SpinCo disagrees with any such calculation described in this Section 5.02, IP RemainCo or Product SpinCo shall so notify the other Party in writing within thirty (30) Business Days of receiving such written calculation. IP RemainCo and Product SpinCo shall endeavor in good faith to resolve such disagreement and the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

Section 6. Employment Tax Matters. Notwithstanding anything contained herein to the contrary, the Employee Matters Agreement shall govern with respect to the allocation of (a) liability for Employment Taxes and related Tax reporting and withholding obligations, and (b) Tax Items allocated pursuant to the Employee Matters Agreement.

Section 7. Tax-Free Status.

Section 7.01 Restrictions on Product SpinCo.

(a) Product SpinCo agrees that it will not take or fail to take, or permit any Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in any Representation Letter or Tax Opinion/Ruling. Product SpinCo agrees that it will not take or fail to take, or permit any Affiliate to take or fail to take, any action which could reasonably be expected to adversely affect (i) the Tax-Free Status, or (ii) the intended Tax treatment of any Tax-Free Separation Transaction.

(b) Product SpinCo agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each Affiliate whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a Tax-Free Separation Transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law, (iv) not engage in any transaction or permit any Affiliate to engage in any transaction that would result in an Affiliate described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof, and (v) not dispose of or permit an Affiliate to dispose of, directly or indirectly, any interest in an Affiliate described in clause (iii) hereof or permit any such Affiliate to make or revoke any election under Treasury Regulations Section 301.7701-3.

(c) Product SpinCo agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will not and will not permit any Affiliate described in clause (iii) of Section 7.01(b), to (i) enter into any Proposed Acquisition Transaction or, to the extent Product SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of its charter or bylaws, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or (E) otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred (or deemed to be transferred for U.S. federal income tax purposes) to Product SpinCo pursuant to the Contribution or sell or transfer 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of Product SpinCo and its Affiliates (such percentages to be measured based on fair market value as of the initial Distribution Date), (iv) redeem or otherwise repurchase (directly or through an Affiliate) any of its stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of its Capital Stock (including, without limitation, through the conversion of one class of its Capital Stock into another class of its Capital Stock), or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account (x) any other transactions described in this Section 7.01(c), and (y) the Merger) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or

Greater Interest in Product SpinCo or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Product SpinCo shall have (I) requested and obtained from IP RemainCo consent to obtain a Ruling in accordance with Section 7.03, and (II) received such Ruling in form and substance reasonably satisfactory to IP RemainCo, (B) Product SpinCo shall have provided to IP RemainCo an Unqualified Tax Opinion in form and substance reasonably satisfactory to IP RemainCo, or (C) IP RemainCo shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. In determining whether a Ruling or Unqualified Tax Opinion is satisfactory, IP RemainCo may consider, among other factors, the appropriateness of any underlying assumptions, representations, or covenants used as a basis for the Ruling or Unqualified Tax Opinion and the views on the substantive merit. Product SpinCo shall bear all costs and expenses of securing any such Ruling or Unqualified Tax Opinion and shall reimburse IP RemainCo for all reasonable out-of-pocket costs and expenses that IP RemainCo may incur in seeking to obtain or evaluate any such Ruling or Unqualified Tax Opinion. For the avoidance of doubt, the presence of such a Ruling or Unqualified Tax Opinion, or the waiver by IP RemainCo of the requirement to obtain a Ruling or Unqualified Tax Opinion, shall not relieve Product SpinCo from any indemnification obligations otherwise present under this Agreement.

Section 7.02 Restrictions on IP RemainCo. IP RemainCo agrees that it will not take or fail to take, or permit any Affiliate to take or fail to take, any action (a) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letter or Tax Opinion/Ruling, or (b) which adversely affects or could reasonably be expected to adversely affect (i) the Tax-Free Status, or (ii) the intended Tax treatment of any Tax-Free Separation Transaction; provided, however, that this Section 7.02 shall not be construed as obligating IP RemainCo to consummate the Distribution nor shall it be construed as preventing IP RemainCo from terminating the Separation Agreement pursuant to the terms thereof.

Section 7.03 Procedures Regarding Opinions and Rulings. If Product SpinCo notifies IP RemainCo that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.01(c), IP RemainCo and Product SpinCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.01(c), unless IP RemainCo shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. If such a Ruling is to be sought, Product SpinCo shall apply for such Ruling and IP RemainCo shall jointly control the process of obtaining such Ruling. IP RemainCo shall take any and all actions reasonably requested by Product SpinCo in connection with obtaining such Ruling or Unqualified Tax Opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS in connection with such Ruling or the Tax Advisor issuing such Unqualified Tax Opinion); provided, that IP RemainCo shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control (in each case, as determined by IP RemainCo in its reasonable discretion). In no event shall Product SpinCo be permitted to file any request for a Ruling under this Section 7.03 unless IP RemainCo has approved such request (such approval not to be unreasonably withheld, conditioned, or delayed). Product SpinCo shall reimburse IP RemainCo for all reasonable costs and expenses incurred by IP RemainCo and its Affiliates in obtaining or seeking to obtain a Ruling or Unqualified Tax Opinion requested by Product SpinCo within forty-five (45) days after receiving an invoice from IP RemainCo therefor.

Section 7.04 Liability for Distribution Tax-Related Losses.

(a) In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(i) if such Distribution Taxes are attributable to an IP RemainCo Tainting Act, then IP RemainCo shall be responsible for any Distribution Tax-Related Losses arising out of such Distribution Taxes;

(ii) if such Distribution Taxes are attributable to a Product SpinCo Tainting Act, then Product SpinCo shall be responsible for any Distribution Tax-Related Losses arising out of such Distribution Taxes;

(iii) if such Distribution Taxes are attributable to both an IP RemainCo Tainting Act and a Product SpinCo Tainting Act, responsibility for any Distribution Tax-Related Losses arising out of such Distribution Taxes shall be allocated between IP RemainCo and Product SpinCo according to relative fault; provided, however, that if such Distribution Taxes result from the application of Section 355(e) of the Code to the Distribution or any Tax-Free Separation Transaction intended to be tax-free under Section 355 of the Code, (A) IP RemainCo shall be 100% responsible for any Distribution Tax-Related Losses if an IP RemainCo Tainting Act causes such application of Section 355(e) of the Code and a Product SpinCo Tainting Act does not cause such application of Section 355(e) of the Code, and (B) Product SpinCo shall be 100% responsible for any Distribution Tax-Related Losses if a Product SpinCo Tainting Act causes such application of Section 355(e) of the Code and an IP RemainCo Tainting Act does not cause such application of Section 355(e) of the Code; and

(iv) if such Distribution Taxes are not attributable to an IP RemainCo Tainting Act or a Product SpinCo Tainting Act, then responsibility for any Distribution Tax-Related Losses arising out of such Distribution Taxes shall be shared by IP RemainCo and Product SpinCo in accordance with IP RemainCo’s and Product SpinCo’s relative market capitalizations as of the Distribution Date (determined based on the average trading prices of IP RemainCo and Product SpinCo during the ten trading days beginning on the Distribution Date).

(b) For purposes of calculating the amount and timing of any Distribution Tax-Related Loss for which a Party is responsible under Section 7.04(b), Distribution Tax-Related Losses shall be calculated by assuming that the Party incurring such Losses, such Party’s affiliated group (within the meaning of Section 1504 of the Code), and each member of such Party’s Group (i) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year, and (ii) have no Tax Attributes in any relevant year.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed, and (v) preparation of the provision for Taxes to be reported in IP RemainCo’s year-end financial statements for the year of the Distribution. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates available to such other Party as provided in Section 9. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees, and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the IP RemainCo Group, on the one hand, or a member of the Product SpinCo Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Parties shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment. Product SpinCo shall cooperate with IP RemainCo and take any and all actions reasonably requested by IP RemainCo in connection with obtaining and maintaining the effectiveness of the Tax Opinions/Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant, or providing any materials or information requested by any Tax Advisor or Taxing Authority); provided, that, Product SpinCo shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. The requesting Party shall reimburse the other Party for all third-party and reasonable costs and expenses, including $200 per hour for expenses relating to the utilization of the other Group’s personnel, incurred by the cooperating Group in complying with this Section 8.01(a); provided, that, neither Party shall be required to reimburse the other for such personnel expenses except to the extent that the aggregate amount of such cooperating Group personnel expenses exceeds $10,000 or the aggregate time spent by the cooperating Group personnel in connection with such cooperation exceeds 50 hours (it being expressly understood and acknowledged that all cooperation requested by a Party pursuant to this Section 8.01(a) shall count against such $10,000 and 50 hour thresholds, and such thresholds shall not apply on a per-month or per-invoice basis). A Party entitled to reimbursement pursuant to the preceding sentence (x) may issue an invoice for reimbursement in the month following the month in which the applicable cooperation was provided, but (y) shall, in any event, issue an invoice for such reimbursement no later than thirty (30) days after the end of the fiscal quarter in which the applicable cooperation was provided, and each invoice shall set forth a description of the cooperation provided. Each invoice shall be payable within forty-five (45) days after the requesting Party’s receipt of the invoice. The Transition Services Agreement, dated as of October 1, 2022, by and between IP RemainCo and Product SpinCo, and the schedules thereto, shall govern the payment for inter-Group support and services in respect of Tax items expressly provided for therein, and the preceding three sentences shall not apply with respect to such Tax items.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither IP RemainCo nor any Affiliate of IP RemainCo shall be required to provide Product SpinCo or any Affiliate of Product SpinCo or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Product SpinCo, the business or assets of Product SpinCo, or any Affiliate of Product SpinCo, and (ii) in no event shall IP RemainCo or any Affiliate of IP RemainCo be required to provide Product SpinCo, any Affiliate of Product SpinCo, or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Party determines that the provision of any information or documents to the other Party or any Affiliate thereof could be commercially detrimental, violate any law or agreement, or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. IP RemainCo and Product SpinCo acknowledge that time is of the essence in relation to any request for information, assistance, or cooperation made by IP RemainCo or Product SpinCo pursuant to Section 8.01 or this Section 8.02. IP RemainCo and Product SpinCo acknowledge that failure to conform to the reasonable deadlines set by IP RemainCo or Product SpinCo could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group required by the other Party to prepare Tax Returns, including, but not limited to, any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 8.03 Reliance by IP RemainCo. If any member of the Product SpinCo Group supplies information to a member of the IP RemainCo Group in connection with a Tax liability and an officer of a member of the IP RemainCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the IP RemainCo Group identifying the information being so relied upon, the chief financial officer of Product SpinCo (or any officer of Product SpinCo as designated by the chief financial officer of Product SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8.04 Reliance by Product SpinCo. If any member of the IP RemainCo Group supplies information to a member of the Product SpinCo Group in connection with a Tax liability and an officer of a member of the Product SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Product SpinCo Group identifying the information being so relied upon, the chief financial officer of IP RemainCo (or any officer of IP RemainCo as designated by the chief financial officer of IP RemainCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8.05 Non-Performance. If a Party (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 8 upon reasonable request and notice by the other Party (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and IP RemainCo shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, at the cost and expense of such other Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 9.03 Preservation of Privilege. Neither Party shall (or permit any Affiliate to) provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Parties shall provide prompt notice to the other Party of any written communication from a Taxing Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. If a Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (a) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (b) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 10.02 Control of Tax Contests.

(a) Controlling Party. In the case of any Tax Contest with respect to any Tax Return, the Party that would be primarily liable under this Agreement to pay the applicable Taxing Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Party”). Notwithstanding the previous sentence, in the case of any Tax Contest with respect to the Tax-Free Status or the tax treatment of any Tax-Free Separation Transaction, IP RemainCo shall be the Controlling Party; provided, however, that if Product SpinCo may reasonably be expected to become liable to make any indemnification payment under this Agreement in connection with the resolution of such Tax Contest, Product SpinCo shall have the right to jointly control the Tax Contest to the extent relating to Taxes for which Product SpinCo may reasonably be expected to indemnify under this Agreement, and IP RemainCo shall not settle any such Tax Contest without the prior written consent of Product SpinCo (not to be unreasonably withheld, conditioned, or delayed) to the extent such settlement relates to Taxes for which Product SpinCo may reasonably be expected to indemnify under this Agreement.

(b) Information Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the other non- controlling Party (the “Non-Controlling Party”) may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith.

(c) Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(c) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(d) Power of Attorney. Each member of the Product SpinCo Group shall execute and deliver to IP RemainCo (or such member of the IP RemainCo Group as IP RemainCo shall designate) any power of attorney or other similar document reasonably requested by IP RemainCo (or such designee) in connection with any Tax Contest (as to which IP RemainCo is the Controlling Party) described in this Section 10. Each member of the IP RemainCo Group shall execute and deliver to Product SpinCo (or such member of the Product SpinCo Group as Product SpinCo shall designate) any power of attorney or other similar document requested by Product SpinCo (or such designee) in connection with any Tax Contest (as to which Product SpinCo is the Controlling Party) described in this Section 10.

(e) Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Party with respect to a Tax Contest related to an adjustment which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Parties according to each Party’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Party shall not be liable for fees payable to outside advisors to the extent that the Controlling Party failed to consult with the Non-Controlling Party to the extent required by Section 10.02(b). It the Controlling Party incurs out-

of-pocket costs and expenses to be shared under this Section 10.02(e) during a fiscal quarter, such Controlling Party shall provide notice to the Non-Controlling Party within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Party pursuant to this Section 10.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Party disputes the amount it is liable for under this Section 10.02(e), the Non-Controlling Party shall reimburse the Controlling Party within forty-five (45) Business Days of delivery by the Controlling Party of the notice described above. To the extent the Non-Controlling Party does not agree with the amount the Controlling Party claims the Non-Controlling Party is liable for under this Section 10.02(e), the dispute shall be resolved in accordance with Section 14. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 10.02(e), the Controlling Party will provide the Non-Controlling Party with a good faith estimate of such costs.

Section 11. Effective Date. This Agreement shall be effective as of the date hereof.

Section 12. Survival of Obligations. The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. To the extent permitted by applicable Tax Law, unless otherwise required by a Final Determination or this Agreement or otherwise agreed among the Parties, for U.S. federal Tax purposes, any Tax indemnity payment or Tax Benefit payment made pursuant to this Agreement shall be treated as follows:

(a) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a tax-free distribution for U.S. federal Tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the applicable member of the payee Group or payor Group, as applicable, occurring immediately prior to the relevant Separation Transaction or the Contribution, as applicable; and

(b) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a taxable transaction for U.S. federal Tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant Separation Transaction or the Contribution, as applicable.

Payments of interest shall be treated as deductible by the payor Party or its relevant Subsidiary and as income to the payee Party or its relevant Subsidiary, as permitted and applicable. In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 13.01, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Party or another member of its Group as a result of the receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by all income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such income Taxes), shall equal the amount of the payment which the Party entitled to such payment would otherwise be entitled to receive pursuant to this Agreement. The Party entitled to a payment under this Agreement shall take all reasonable efforts to avoid or reduce any income Taxes on such receipt.

Section 14. Disagreements.

Section 14.01 Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the IP RemainCo Group and any member of the Product SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 14.02 Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred for resolution pursuant to the procedures set forth in Section 9.1(b) of the Separation Agreement. Except as expressly provided herein, Disputes hereunder shall not be subject to the dispute resolution procedures set forth in the Separation Agreement.

Section 14.03 Referral to Tax Advisor. If the Parties are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Parties are unable to agree upon a Tax Advisor within fifteen (15) Business Days following the completion of the escalation process, the Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

Section 14.04 Injunctive Relief. Nothing in this Section 14 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Party. Notwithstanding anything to the contrary in this Agreement, IP RemainCo and Product SpinCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of IP RemainCo and Product SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 14.

Section 15. Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16. General Provisions.

Section 16.01 Complete Agreement; Construction. Except as otherwise expressly noted herein with respect to the Employee Matters Agreement and the Separation Agreement, this Agreement shall constitute the entire agreement among the Parties with respect to Taxes and Tax Returns of the Parties and their respective Subsidiaries and shall supersede all previous negotiations, commitments, course of dealings, and writings with respect to such subject matter. In the event and to the extent of any conflict between this Agreement, on the one hand, and the Separation Agreement or any Ancillary Agreements relating to the transactions contemplated by the Separation Agreement, on the other hand, with respect to Taxes and Tax Returns of the Parties and their respective Subsidiaries, the terms and conditions of this Agreement shall govern.

Section 16.02 Other Agreements. Except as expressly set forth herein (including, for the avoidance of doubt, as provided in Section 16.01), this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement and the other Ancillary Agreements.

Section 16.03 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 16.04 Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 16.05 Notices. All notices and other communications to be given to either Party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.05):

To IP RemainCo:

Adeia Inc.

3025 Orchard Parkway

San Jose, California 95134

Attention:                 [•]

Email:                       [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:                     Mike Ringler

Email:                          Mike.Ringler@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:                     Nathan Giesselman

Email:                          Nathan.Giesselman@skadden.com

To Product SpinCo:

Xperi Inc.

2190 Gold Street

San Jose, California 95002

Attention:                 [•]

Email:                      [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:                     Mike Ringler

Email:                          Mike.Ringler@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:                     Nathan Giesselman

Email:                          Nathan.Giesselman@skadden.com

Section 16.06 Waivers. Any provision of this Agreement may be waived if and only if such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by either Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 16.07 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 16.08 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest, or obligation shall be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed), and any attempt to assign any rights, interests, or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests, and obligations hereunder in connection with a merger, reorganization, or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger, reorganization, or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 16.08 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

Section 16.09 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of, and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 16.10 Payment Terms.

(a) Except as set forth in Section 4 or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Section 4 or as otherwise expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Mid-Term Applicable Federal Rate (in effect on the date on which such payment was due) plus 1.5% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by either Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 16.10(a), subject to the right of the payor Party to dispute such amount following such payment); provided, that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to the Mid-Term Applicable Federal Rate (in effect on the date on which such payment was due) plus 1.5%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by IP RemainCo or Product SpinCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payment hereunder made by a Party to indemnify the other Party for a payment or payments made by such other Party to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date on which notice of the claim is given to the Party obligated to make such payment.

Section 16.11 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of either Party to successfully pursue indemnification or payment pursuant to Section 4).

Section 16.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

Section 16.13 Third Party Beneficiaries. Except as specifically provided in the Separation Agreement or any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of action, or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 16.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 16.15 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 16.16 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any indemnifiable loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Section 16 (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 16.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal, or unenforceable provisions with valid, legal, and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

Section 16.18 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon either Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations, and recoveries that may arise out of Section 4).

Section 16.19 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 10.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ADEIA INC.

By	/s/ Keith Jones
	Name:	Keith Jones
	Title:	Chief Financial Officer

XPERI INC.

By	/s/ Robert Andersen
	Name:	Robert Andersen
	Title:	Chief Financial Officer

[Signature Page to the Tax Matters Agreement]